Exhibit 5.1

June 22, 2011

Evercore Partners Inc.

55 East 52nd Street

38th Floor

New York, New York 10055

Ladies and Gentlemen:

We have acted as counsel to Evercore Partners Inc., a Delaware corporation (the “Company”), in connection with (1) the issuance by the Company of 5,364,991 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of the Company (the “Company Shares”) and (2) the sale by certain selling stockholders of 126,985 shares of Class A Common Stock (the “Stockholder Shares” and, together with the Company Shares, the “Shares”), which in each case includes shares of Class A Common Stock that have been issued and sold upon the Underwriters’ exercise of their over-allotment option, pursuant to the Underwriting Agreement dated as of June 16, 2011, entered into by and among the Company, Evercore LP, the selling stockholders named therein and the several underwriters named therein, for which Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Evercore Group L.L.C. acted as representatives (the “Underwriting Agreement”).

Evercore Partners Inc.	2	June 22, 2011

We have examined the Registration Statement on Form S-3 (File No. 333-174866) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); and the Underwriting Agreement. We also have examined the originals, or duplicates, or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that Stockholder Shares that have been issued pursuant to the 2006 Evercore Partners Inc. Stock Incentive Plan have been issued and delivered in accordance with such Plan.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Evercore Partners Inc.	3	June 22, 2011

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP